UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 25, 2006

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	333-118873	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4801 Courthouse Street, Suite 201

Williamsburg, VA 23188

757-229-5648

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On September 25, 2006, MHI Hospitality Corporation (“MHI”), by and through its subsidiary, MHI Hollywood, LLC (the “Purchaser”), entered into the Third and Fourth Amendments to its original purchase and sale agreement (the “Agreement”) with MCZ/Centrum Florida VI Owner, L.L.C. (the “Seller”) dated September 13, 2005 relating to the purchase of an interest in a hotel condominium property in Hollywood, Florida (the “Hotel”). The description of the Third and Fourth Amendments set forth herein is qualified by reference to the amendments attached as exhibits hereto.

The Third Amendment modified the Agreement by extending the period during which MHI must obtain a franchise license for the property and providing the Seller with a repurchase option in the event of a termination of a franchise license agreement under certain circumstances. The amendment also modifies the Agreement to include various covenants by Seller relating to the Hotel and the adjacent project and the management of certain common properties. The Seller also made certain representations regarding the expected delivery dates of units in the Hotel and agreed to make unsold units available for use as hotel rooms if Seller has unsold units and fewer than 200 units are in the rental program as of March 31, 2007. In addition, the parties agreed to indemnify each other and the Franchisor (as defined below) with respect to certain matters. As described in greater detail in Item 2.03 below, the Fourth Amendment provides that Seller will have the option to require Purchaser to purchase up to 100 units in the Hotel in the event the Seller has not sold specified numbers of units on or before April 1, 2007 and June 1, 2007. In the event Purchaser acquires units pursuant to Seller’s exercise of this right, Seller’s right to repurchase the commercial space in the Hotel will terminate. In addition, under the terms of the Fourth Amendment, the purchase price increased from $500,000 to $1,350,000.

In connection with the execution of the Third and Fourth Amendments, Holiday Hospitality Franchising, Inc. (“Franchisor”) entered into a franchise license agreement with MHI Hospitality, TRS LLC granting MHI’s subsidiary a ten-year license to operate the property as a Crowne Plaza Resort. Purchaser and Seller also agreed to execute or cause to be executed in connection with the closing certain agreements relating to the management of the condominium association and certain common properties associated with the Hotel. Seller also entered into a consulting agreement with MHI Hospitality TRS LLC pursuant to which MHI Hospitality TRS LLC will provide consulting services relating to the opening of the Hotel.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off- Balance Sheet Arrangement of a
Registrant

The Fourth Amendment provides that if Seller has not closed on at least 200 hotel condominium units on or before April 1, 2007, Seller may require Purchaser to purchase the difference between the number of units the Seller has closed on as of April 1, 2007, and 200, but not to exceed 50 units, by written notice to the Purchaser given on or before April 15, 2007. The closing is to occur before June 1, 2007 at the unit purchase price of up to $197,000. Similarly, in the event that Seller has not closed on at least 250 units on or before July 1, 2007, Seller may require

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Purchaser to purchase the difference between the number of units Seller has closed on as of June 1, 2007 and 250 units, but not to exceed 100 units, by written notice to the Purchaser given on or before June 15, 2007. The closing is to occur before August 1, 2007 at the unit purchase price of up to $197,000. The unit purchase price is subject to post-closing adjustment.

In addition, the Fourth Amendment provides that the Purchaser will cause MHI to guarantee Purchaser’s obligations with respect to the purchase of a certain number of hotel condominium units in accordance with the terms and conditions set forth in the Amendment. In the event that the Purchaser fails to perform any of its obligations, covenants, agreements and/or indemnities under the Amendment, MHI will immediately perform the guaranteed obligations.

In the event that Purchaser defaults in its obligations under the Fourth Amendment to purchase the units required by Seller, Seller may elect, in lieu of pursuing its rights under the MHI guaranty, to repurchase the hotel unit, personal property and rental agreements for a purchase price of $600,000.

A copy of the press release announcing the transaction is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item	9.01 Financial Statements and Exhibits

(c) Exhibits

10.19A    Third Amendment effective September 25, 2006 to the original Purchase and Sale Agreement.

10.19B    Fourth Amendment effective September 25, 2006 to the original Purchase and Sale Agreement.

99.1         Press release dated September 26, 2006 announcing Crowne Plaza® Flag For Hollywood, Fla., Project

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2006

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Name: Title:	Andrew M. Sims President and Chief Executive Officer

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